EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 23, 2007, with respect to the consolidated financial statements of 1st Source Corporation, 1st Source Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of 1st Source Corporation, included in Appendix E of the Pre-Effective Amendment No.1 to Form S-4 Registration Statement.

/s/ Ernst & Young LLP

Chicago, Illinois
May 3, 2007